Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 13, 2026 in this registration statement on Form F-1, with respect to the audited consolidated financial statements of Basel Medical Group Ltd as of June 30, 2024, June 30, 2025 and for each of the years in the two-year period ended June 30, 2025 included in this registration statement on Form F-1 and the related prospectus of Basel Medical Group Ltd filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such registration statement.

Yours truly,

NLA DFK Assurance PAC
Singapore
September 17, 2026